Exhibit 99.1

NEWS RELEASE

Gray Television Posts Core Advertising Revenue Growth In The Second Quarter

Atlanta, Georgia –August 4, 2023. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN) today announced strong financial results for the second quarter ended June 30, 2023, including total revenue of $813 million, which was above the high end of our revenue guidance and total operating expenses (before depreciation, amortization and loss on disposal of assets) of $593 million, which was below the low end of our expense guidance for the quarter.

Gray continued to execute across its portfolio of high-quality television stations and digital platforms as it combines its market-leading local news with strong network programming to deliver unparalleled reach for advertisers. In the second quarter of 2023, Gray’s total revenue increased by $266 million or 49% compared to 2021, our most recent non-political year, reflecting both the integration of key assets acquired in the second half of 2021 and organic growth across the company’s footprint in core revenue, political advertising revenue and retransmission revenue.

We are particularly pleased with the performance of our television stations during the quarter. Our television stations’ core advertising revenue increased 4% on a year-over-year basis. We saw continued improvement in the automobile advertising category with a 20% year-over-year increase, which was fueled by even larger increases year-over-year in the national segment of that category. In addition, political advertising revenues in a non-political year were relatively strong at $12 million. As with the first quarter of 2023, the second quarter’s political advertising revenue was double the amount of the corresponding quarter in 2019, the last year that preceded a presidential election year.

Given these solid performances across our television stations’ in the first half of 2023, we anticipate that our television station operations will grow advertising revenues during the remainder of 2023, as well as future years, due to our strong positions in local markets and the exceptional efforts of our local station staff.

We are pleased to report that construction on the Assembly Studios portion of Assembly Atlanta and much of the infrastructure for the entire project is now substantially complete, and our main tenant has begun moving into its leased production facilities. Later in 2023, we expect to report the commencement of revenue from both long-term and short-term leases of soundstages and related facilities to various content producers. We anticipate that capital expenditures for the Assembly Atlanta project will be in the range of $25 million to $30 million during the second half of 2023. In the first half of 2023 we have received a total of $38 million in cash proceeds from a quasi-governmental authority for infrastructure related components of the project. We anticipate receiving approximately $90 million in additional cash proceeds from that quasi-governmental authority and/or limited land sales, later in 2023.

Summary of Second Quarter Operating Results

Operating Highlights (the respective 2022 periods reflect the “on-year” of the two-year political advertising cycle):

●	Total revenue in the second quarter of 2023 was $813 million, a decrease of 6% from the second quarter of 2022.

●	Core Advertising Revenue in the second quarter of 2023 was $379 million, an increase of $13 million or 4% from the second quarter of 2022.

●	Net loss attributable to common stockholders was $9 million, or $(0.10) per fully diluted share, a decrease of 110% from the second quarter of 2022.

●	Broadcast Cash Flow was $251 million in the second quarter of 2023, a decrease of 23% from the second quarter of 2022.

Other Key Metrics

●

As of June 30, 2023, our Total Leverage Ratio, Net of all Cash, was 5.38 times on a trailing eight-quarter basis, netting our total cash balance of $36 million giving effect to all Transaction Related Expenses and excluding the cash flow of our unrestricted subsidiaries, which is calculated as set forth in our Senior Credit Facility.

●	Non-cash stock compensation was $7 million during the second quarter of 2023, and $6 million in the second quarter of 2022.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

Taxes

●

During the six-months ended June 30, 2023 and 2022, we made income tax payments of $24 million and $119 million, respectively. During the remainder of 2023, based on our current forecasts, we anticipate making income tax payments, net of refunds, within a range of $14 million to $22 million.

●	As of June 30, 2023, we have an aggregate of $344 million of various state operating loss carryforwards, of which we expect that approximately one-third will be utilized.

CBS Network Affiliation Agreement Renewal

On June 22, 2023, we renewed the network affiliations for all of our CBS affiliated television stations across 54 markets, including the seven television markets acquired from Meredith Corporation in late 2021.

Guidance for the Three-Months Ending September 30, 2023

Based on our current forecasts for the quarter ending September 30, 2023, we anticipate the following key financial results, as outlined below in approximate ranges. We present revenue net of agency commissions. We exclude depreciation, amortization and gain/loss on disposal of assets from our estimates of operating expenses.

●	Revenue:
o	Core advertising revenue of $360 million to $368 million, flat to up low single digits.
o	Retransmission revenue of $370 million to $380 million.
o	Political advertising revenue of $15 million to $16 million.
o

Production company revenue of $18 million to $19 million, including, as discussed below, the impact of the rejection of the Diamond Sports Group, LLC’s (“Diamond”) Atlantic Coast Conference (“ACC”) contract with our Raycom Sports subsidiary and its replacement with a new ACC sports rights agreement with the CW Network (“CW”)

o	Total revenue of $780 million to $801 million.

●	Operating Expenses:
o	Broadcasting expenses of $565 million to $575 million, including retransmission expense of approximately $235 million and non-cash stock-based compensation expense of approximately $1 million.
o	Production company expenses of approximately $18 million to $19 million, excluding, as discussed below, the non-cash impairment charge.
o	Corporate expenses of $30 million to $35 million, and non-cash stock-based compensation expense of approximately $4 million.

●	Impairment Charge (not included in Operating Expenses guidance, above)

Several years ago, our Raycom Sports subsidiary sublicensed certain ACC football and basketball games from ESPN to Fox Sports that were assumed by Diamond, upon its acquisition of Fox Sports. In March 2023, Diamond sought bankruptcy protection. On July 7, 2023, the bankruptcy court granted the request of Diamond (supported by us) for the early rejection, and therefore the termination, of the ACC sports rights agreements. On July 13, 2023, CW announced that it had entered into an agreement with Raycom Sports for a similar package of sports rights related to the ACC games that had been included in the now-terminated agreement with Diamond. Concurrently, Raycom Sports and ESPN modified their license agreement to correspond with the terms of the new CW sublicense agreement. The new agreements mitigate a portion of the losses caused by Diamond’s rejection of its ACC sports rights agreement with Raycom Sports. As a result of the bankruptcy filings and these new July 2023 agreements, our production companies segment expects to record a pre-tax non-cash charge within a range of $33 million to $43 million for impairment of goodwill and other intangible assets, in the third quarter of 2023.

Gray Television, Inc.
Earnings Release for the three and six-month periods ended June 30, 2023	Page 2 of 11

Selected Operating Data (Unaudited)

	Three Months Ended June 30,
			% Change		% Change
			2023 to		2023 to
	2023	2022	2022	2021	2021
	(dollars in millions)
Revenue (less agency commissions):
Core advertising	$379	$366	4%	$279	36%
Political	12	90	(87)%	6	100%
Retransmission consent	394	382	3%	242	63%
Other	16	17	(6)%	10	60%
Total broadcasting revenue	$801	$855	(6)%	$537	49%
Production companies	12	13	(8)%	10	20%
Total revenue	$813	$868	(6)%	$547	49%

Operating expenses (1):
Broadcasting
Station expenses	$314	$300	5%	$209	50%
Retransmission expense	235	225	4%	144	63%
Transaction Related Expenses	1	2	(50)%	-	100%
Non-cash stock-based compensation	2	1	100%	1	100%
Total broadcasting expense	$552	$528	5%	$354	56%

Production companies	$11	$14	(21)%	$9	22%

Corporate and administrative:
Corporate expenses	$25	$20	25%	$15	67%
Transaction Related Expenses	-	-	0%	7	(100)%
Non-cash stock-based compensation	5	5	0%	3	67%
Total corporate and administrative expense	$30	$25	20%	$25	20%

Net income	$4	$99	(96)%	$39	(90)%

Non-GAAP cash flow (2):
Broadcast Cash Flow	$251	$327	(23)%	$183	37%
Broadcast Cash Flow Less
Cash Corporate Expenses	$226	$306	(26)%	$161	40%
Free Cash Flow (3)	$49	$38	29%	$34	44%

	Six Months Ended June 30,
			% Change		% Change
			2023 to		2023 to
	2023	2022	2022	2021	2021
	(dollars in millions)
Revenue (less agency commissions):
Core advertising	$736	$731	1%	$539	37%
Political	20	116	(83)%	15	33%
Retransmission consent	789	775	2%	489	61%
Other	35	37	(5)%	24	46%
Total broadcasting revenue	1,580	1,659	(5)%	1,067	48%
Production companies	34	36	(6)%	24	42%
Total revenue	$1,614	$1,695	(5)%	$1,091	48%

Operating expenses (1):
Broadcasting
Station expenses	$634	$600	6%	$425	49%
Retransmission expense	470	452	4%	289	63%
Transaction Related Expenses	1	4	(75)%	-	100%
Non-cash stock-based compensation	2	2	0%	1	100%
Total broadcasting expense	$1,107	$1,058	5%	$715	55%

Production companies	$70	$40	75%	$26	169%

Corporate and administrative:
Corporate expenses	$49	$43	14%	$29	69%
Transaction Related Expenses	-	1	(100)%	8	(100)%
Non-cash stock-based compensation	7	9	(22)%	6	17%
Total corporate and administrative expense	$56	$53	6%	$43	30%

Net (loss) income	$(27)	$161	(117)%	$78	(135)%

Non-GAAP cash flow (2):
Broadcast Cash Flow	$438	$598	(27)%	$351	25%
Broadcast Cash Flow Less
Cash Corporate Expenses	$389	$554	(30)%	$314	24%
Free Cash Flow (3)	$73	$177	(59)%	$112	(35)%

(1)	Excludes depreciation, amortization and loss (gain) on disposal of assets.
(2)	See definition of non-GAAP terms and a reconciliation of the non-GAAP amounts to net income included elsewhere herein.
(3)

Excludes deductions, net of reimbursements, for purchase of property, plant and equipment related to the Assembly Atlanta project of $65 million, $62 million and $80 million for the 2023, 2022 and 2021 three-month periods, respectively; and excludes $130 million, $92 million and $80 million for the 2023, 2022 and 2021 six-month periods, respectively.

Gray Television, Inc.
Earnings Release for the three and six-month periods ended June 30, 2023	Page 3 of 11

Detail Table of Operating Results (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
	(in millions, except for per share information)
Revenue (less agency commissions):
Broadcasting	$801	$855	$1,580	$1,659
Production companies	12	13	34	36
Total revenue (less agency commissions)	813	868	1,614	1,695
Operating expenses before depreciation, amortization and gain on disposal of assets, net:
Broadcasting	552	528	1,107	1,058
Production companies	11	14	70	40
Corporate and administrative	30	25	56	53
Depreciation	35	31	70	63
Amortization of intangible assets	50	52	99	104
Loss (gain) on disposal of assets, net	16	-	26	(5)
Operating expenses	694	650	1,428	1,313
Operating income	119	218	186	382
Other expense:
Miscellaneous expense, net	(1)	-	(3)	(2)
Interest expense	(109)	(81)	(213)	(160)
Loss from early extinguishment of debt	-	-	(3)	-
Income (loss) before income taxes	9	137	(33)	220
Income tax expense (benefit)	5	38	(6)	59
Net income (loss)	4	99	(27)	161
Preferred stock dividends	13	13	26	26
Net (loss) income attributable to common stockholders	$(9)	$86	$(53)	$135

Basic per share information:
Net (loss) income attributable to common stockholders	$(0.10)	$0.92	$(0.58)	$1.45
Weighted-average shares outstanding	93	93	92	93

Diluted per share information:
Net (loss) income attributable to common stockholders	$(0.10)	$0.91	$(0.58)	$1.44
Weighted-average shares outstanding	93	94	92	94

Gray Television, Inc.
Earnings Release for the three and six-month periods ended June 30, 2023	Page 4 of 11

Other Financial Data (Unaudited)

	Six Months Ended June 30,
	2023	2022
	(in millions)

Net cash provided by operating activities	$459	$330
Net cash used in investing activities	(187)	(201)
Net cash used in financing activities	(297)	(156)
Net decrease in cash	$(25)	$(27)

	As of
	June 30, 2023	December 31, 2022
	(in millions)

Cash	$36	$61
Long-term debt, including current portion, less deferred financing costs	$6,212	$6,455
Series A Perpetual Preferred Stock	$650	$650
Borrowing availability under Revolving Credit Facility	$444	$496

The Company

We are a multimedia company headquartered in Atlanta, Georgia and the nation’s largest owner of top-rated local television stations and digital assets in the United States. Our television stations serve 113 television markets that collectively reach approximately 36 percent of US television households. This portfolio includes 80 markets with the top-rated television station and 102 markets with the first and/or second highest rated television station. We also own video program companies Raycom Sports, Tupelo Media Group, and PowerNation Studios, as well as the studio production facilities Assembly Atlanta and Third Rail Studios. Gray owns a majority interest in Swirl Films. For more information, please visit www.gray.tv.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains certain forward-looking statements that are based largely on our current expectations and reflect various estimates and assumptions by us. These statements are statements other than those of historical fact and may be identified by words such as “estimates,” “expect,” “anticipate,” “will,” “implied,” “assume” and similar expressions. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward-looking statements. Such risks, trends and uncertainties, which in some instances are beyond our control, include: estimates of future revenue, future expenses, future proceeds from Assembly Atlanta property sales, proceeds from any quasi-governmental entities related to Assembly Atlanta and other future events. We are subject to additional risks and uncertainties described in our quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections contained therein, which reports are made publicly available via our website, www.gray.tv. Any forward-looking statements in this press release should be evaluated in light of these important risk factors. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray undertakes no obligation to update or revise any information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2022, and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission and available at www.sec.gov.

Gray Television, Inc.
Earnings Release for the three and six-month periods ended June 30, 2023	Page 5 of 11

Conference Call Information

We will host a conference call to discuss our second quarter operating results on August 4, 2023. The call will begin at 11:00 AM Eastern Time. The live dial-in number is 1-800-285-6670. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1-888-556-3470 and the confirmation code is 898476, until September 4, 2023.

Gray Contacts

Web site: www.gray.tv

Hilton H. Howell, Jr., Executive Chairman and Chief Executive Officer, (404) 266-5513

Pat LaPlatney, President and Co-Chief Executive Officer, (334) 206-1400

Jim Ryan, Executive Vice President and Chief Financial Officer, (404) 504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, (404) 266-8333

Gray Television, Inc.
Earnings Release for the three and six-month periods ended June 30, 2023	Page 6 of 11

Effects of Acquisitions and Divestitures on Our Results of Operations and Non-GAAP Terms

From time to time, we supplement our financial results prepared in accordance with GAAP by disclosing the non-GAAP financial measures Broadcast Cash Flow, Broadcast Cash Flow Less Cash Corporate Expenses, Operating Cash Flow as defined in the Senior Credit Agreement, Free Cash Flow and Total Leverage Ratio, Net of All Cash. These non-GAAP amounts are used by us to approximate amounts used to calculate key financial performance covenants contained in our debt agreements and are used with our GAAP data to evaluate our results and liquidity.

We define Broadcast Cash Flow as net income or loss plus loss on early extinguishment of debt, non-cash corporate and administrative expenses, non-cash stock-based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense, Broadcast Transactions Related Expenses and broadcast other adjustments less any gain on disposal of assets, any miscellaneous income, any income tax benefits and payments for program broadcast rights.

We define Broadcast Cash Flow Less Cash Corporate Expenses as net income or loss plus loss on early extinguishment of debt, non-cash stock-based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense, Transaction Related Expenses and other adjustments less any gain on disposal of assets, any miscellaneous income, any income tax benefits and payments for program broadcast rights.

We define Operating Cash Flow as defined in our Senior Credit Agreement as net income or loss plus loss on early extinguishment of debt, non-cash stock-based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense, Transaction Related Expenses, other adjustments, certain pension expenses, synergies and other adjustments less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast rights, pension income and contributions to pension plans.

We define Free Cash Flow as net income or loss, plus loss on early extinguishment of debt, non-cash stock-based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, any income tax expense, non-cash 401(k) expense, Transactions Related Expenses, broadcast other adjustments, certain pension expenses, synergies, other adjustments and amortization of deferred financing costs less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast rights, pension income, contributions to pension plans, preferred and common dividends, purchase of property and equipment (net of reimbursements and certain defined purchases) and income taxes paid (net of any refunds).

Operating Cash Flow as defined in our Senior Credit Agreement gives effect to the revenue and broadcast expenses of all completed acquisitions and divestitures as if they had been acquired or divested, respectively, on July 1, 2021. It also gives effect to certain operating synergies expected from the acquisitions and related financings and adds back professional fees incurred in completing the acquisitions. Certain of the financial information related to the acquisitions has been derived from, and adjusted based on, unaudited, un-reviewed financial information prepared by other entities, which Gray cannot independently verify. We cannot assure you that such financial information would not be materially different if such information were audited or reviewed and no assurances can be provided as to the accuracy of such information, or that our actual results would not differ materially from this financial information if the acquisitions had been completed on the stated date. In addition, the presentation of Operating Cash Flow as defined in the Senior Credit Agreement and the adjustments to such information, including expected synergies resulting from such transactions, may not comply with GAAP or the requirements for pro forma financial information under Regulation S-X under the Securities Act of 1933. Our Total Leverage Ratio, Net of All Cash is determined by dividing our Adjusted Total Indebtedness, Net of All Cash, by our Operating Cash Flow as defined in our Senior Credit Agreement, divided by two. Our Adjusted Total Indebtedness, Net of All Cash, represents the total outstanding principal of our long-term debt, plus certain other obligations as defined in our Senior Credit Agreement, less all cash (excluding restricted cash). Our Operating Cash Flow, as defined in our Senior Credit Agreement, divided by two, represents our average annual Operating Cash Flow as defined in our Senior Credit Agreement for the preceding eight quarters.

Gray Television, Inc.
Earnings Release for the three and six-month periods ended June 30, 2023	Page 7 of 11

We define Transaction Related Expenses as incremental expenses incurred specific to acquisitions and divestitures, including but not limited to legal and professional fees, severance and incentive compensation, and contract termination fees. We present certain line items from our selected operating data, net of Transaction Related Expenses, in order to present a more meaningful comparison between periods of our operating expenses and our results of operations.

These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore may not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to, and in conjunction with, results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

Gray Television, Inc.
Earnings Release for the three and six-month periods ended June 30, 2023	Page 8 of 11

Reconciliation of Non-GAAP Terms (Unaudited)

	Three Months Ended June 30,
	2023	2022	2021
	(in millions)

Net income	$4	$99	$39
Adjustments to reconcile from net income to Free Cash Flow:
Depreciation	35	31	25
Amortization of intangible assets	50	52	27
Non-cash stock-based compensation	7	6	3
Loss (gain) on disposal of assets, net	16	-	(1)
Miscellaneous expense, net	1	-	7
Interest expense	109	81	47
Income tax expense	5	38	15
Amortization of program broadcast rights	10	12	8
Payments for program broadcast rights	(11)	(13)	(9)
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock-based compensation	25	21	22
Broadcast Cash Flow	251	327	183
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock-based compensation	(25)	(21)	(22)
Broadcast Cash Flow Less Cash Corporate Expenses	226	306	161
Pension benefit	(1)	(1)	-
Interest expense	(109)	(81)	(47)
Amortization of deferred financing costs	3	4	3
Preferred stock dividends	(13)	(13)	(13)
Common stock dividends	(7)	(8)	(7)
Purchases of property and equipment (1)	(26)	(50)	(28)
Reimbursements of property and equipment purchases (2)	-	-	3
Income taxes paid, net of refunds	(24)	(119)	(38)
Free Cash Flow	$49	$38	$34

(1)	Excludes approximately $77 million, $62 million and $80 million related to the Assembly Atlanta project in 2023, 2022 and 2021, respectively.
(2)	Excludes approximately $12 million related to the Assembly Atlanta project in 2023.

Gray Television, Inc.
Earnings Release for the three and six-month periods ended June 30, 2023	Page 9 of 11

Reconciliation of Non-GAAP Terms (Unaudited)

	Six Months Ended June 30,
	2023	2022	2021
	(in millions)

Net (loss) income	$(27)	$161	$78
Adjustments to reconcile from net income to Free Cash Flow:
Depreciation	70	63	50
Amortization of intangible assets	99	104	53
Non-cash stock-based compensation	9	11	7
Non-cash 401(k) expense	-	-	1
Loss (gain) on disposal of assets, net	26	(5)	(5)
Miscellaneous expense, net	3	2	6
Interest expense	213	160	95
Loss from early extinguishment of debt	3	-	-
Income tax (benefit) expense	(6)	59	30
Amortization of program broadcast rights	20	25	17
Payments for program broadcast rights	(21)	(26)	(18)
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock-based compensation	49	44	37
Broadcast Cash Flow	438	598	351
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock-based compensation	(49)	(44)	(37)
Broadcast Cash Flow Less Cash Corporate Expenses	389	554	314
Pension benefit	(1)	(2)	-
Interest expense	(213)	(160)	(95)
Amortization of deferred financing costs	7	8	6
Preferred stock dividends	(26)	(26)	(26)
Common stock dividends	(14)	(16)	(15)
Purchases of property and equipment (1)	(45)	(67)	(41)
Reimbursements of property and equipment purchases (2)	-	5	7
Income taxes paid, net of refunds	(24)	(119)	(38)
Free Cash Flow	$73	$177	$112

(1)	Excludes approximately $168 million, $92 million and $80 million related to the Assembly Atlanta project in 2023, 2022 and 2021, respectively.
(2)	Excludes approximately $38 million related to the Assembly Atlanta project in 2023.

Gray Television, Inc.
Earnings Release for the three and six-month periods ended June 30, 2023	Page 10 of 11

Reconciliation of Total Leverage Ratio, Net of All Cash (Unaudited)

Eight Quarters
Ended
June 30, 2023
(dollars in millions)

Net income	$438
Adjustments to reconcile from net income to Operating Cash Flow as defined in our Senior Credit Agreement:
Depreciation	254
Amortization of intangible assets	371
Non-cash stock-based compensation	38
Common stock contributed to 401(k) plan	16
Loss on disposal of assets, net	71
Interest expense	675
Loss on early extinguishment of debt	3
Income tax expense	202
Amortization of program broadcast rights	88
Impairment of investment	18
Payments for program broadcast rights	(90)
Pension benefit	(5)
Contributions to pension plans	(7)
Adjustments for unrestricted subsidiaries	46
Adjustments for stations acquired or divested, financings and expected synergies during the eight quarter period	121
Transaction Related Expenses	75
Other	4
Operating Cash Flow as defined in our Senior Credit Agreement	$2,318
Operating Cash Flow as defined in our Senior Credit Agreement, divided by two	$1,159

June 30, 2023
Adjusted Total Indebtedness:
Total outstanding principal	$6,268
Letters of credit outstanding	6
Cash	(36)
Adjusted Total Indebtedness, Net of All Cash	$6,238

Total Leverage Ratio, Net of All Cash	5.38

Gray Television, Inc.
Earnings Release for the three and six-month periods ended June 30, 2023	Page 11 of 11